UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2025

SELECTIS HEALTH, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

600 17th St., Ste 2800 South, Denver, CO 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 680-0808

8480 E. Orchard Road, Ste. 4900, Greenwood Village, CO 80111

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03 Modification of Direct Obligation

ITEM 3.03 Modification of Rights of Securityholders

The following sets forth the information required by Items 2.03 and 3.03 of Regulation S-K:

1. Effective December 31, 2025, the Company entered into a Third Amended and Restated Allonge and Modification Agreement (the “Third Allonge”) with the holders of more than a majority in interest in the Company’s 2018 11% Senior Secured Promissory Notes (the “Notes”). As of the Effective Date, there were an aggregate of $1,775,000 in principal amount of Notes outstanding.The following is a summary of the terms of the Third Allonge, which summary is qualified in its entirety by the Third Allonge which is filed herewith as Exhibit 10.01:

A.	The Maturity Date of the Notes is extended to the earlier of (i) February 28, 2026 or (ii) the consummation by the Company of a Qualified Transaction which would result in the Company realizing net proceeds, after deducting transaction expenses and retirement of mortgage debt, sufficient to enable the Company to retire all outstanding Notes, principal and accrued interest. The Maturity Date can be extended under certain circumstances.

B.	Interest on the Notes will accrue at the rate of 13% per annum until paid in full.

C.	The rights of all Noteholders will continue to be governed by the terms of the Intercreditor Agreement.

D.	The expiration date of the Warrants previously granted to the Noteholders is extended to December 31, 2027. The exercise price of the Warrants will continue to be $2.25 per share.

E.	Effective January 1, 2026, Kent Lund and Lance Baller will be appointed to serve as members of the Company’s Board of Directors.

F.	The Company will pay a solicitation fee of $9,000 to GVC Capital LLC in connection with the execution of the Third Allonge.

ITEM 9.01 Exhibits

10.01.	Third Amended and Restated Allonge and Modification Agreement
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Selectis Health, Inc.
(Registrant)

Dated: December 30, 2025	/s/ Adam Desmond
Adam Desmond CEO